Final Term Sheet	Filed Pursuant to Rule 433
Medium-Term Notes, Series Q – Fixed Rate December 8, 2023	Registration No. 333-260663

PACCAR Financial Corp.

Medium-Term Notes, Series Q—Fixed Rate

CUSIP #69371RS56

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☒ MUFG Securities Americas Inc.
☐ BofA Securities, Inc.
☐ BNP Paribas Securities Corp.
☐ J.P. Morgan Securities LLC
☐ Mizuho Securities USA LLC
☐ RBC Capital Markets, LLC
☐ SMBC Nikko Securities America, Inc.
☒ TD Securities (USA) LLC
☐ U.S. Bancorp Investments, Inc.
☐ Wells Fargo Securities, LLC
☐ Other:

acting as ☒ principal ☐ agent

at: ☐ varying prices related to prevailing market prices at the time of resale

☒ a fixed initial public offering price of 100.215% of the Principal Amount plus accrued interest from and including August 10, 2023.

Principal Amount: $100,000,000. The Notes constitute a further issuance of, and will be consolidated with, the $300 million aggregate principal amount of 5.050% Fixed Rate Medium-Term Notes, Series Q, due August 10, 2026 issued by the Company on August 10, 2023. The Notes will have the same CUSIP number as the previously issued 5.050% Fixed Rate Medium-Term Notes, Series Q, due August 10, 2026 and will trade interchangeably with the previously issued 5.050% Fixed Rate Medium-Term Notes, Series Q, due August 10, 2026 immediately upon settlement. Upon completion of this offering, the aggregate principal amount outstanding of all such notes will be $400 million.

Agent’s Discount or Commission: 0.200%

Net Proceeds to Company: $100,015,000 plus accrued interest from and including August 10, 2023

Original Issue Date of the Reopening: December 13, 2023 (T+3)

Final Maturity Date: August 10, 2026

Interest Payment Dates: Semi-annually on each February 10 and August 10, commencing February 10, 2024

Record Dates: January 27 and July 27 preceding the applicable Interest Payment Date

Treasury Benchmark: 4.625% due November 15, 2026

Treasury Yield: 4.460%

Reoffer Spread: T+50bps

Reoffer Yield: 4.960%

Interest Rate: 5.050% per annum

Day Count Convention: 30/360

Business Day Convention: Following, unadjusted

Redemption:

☒	The Notes may not be redeemed prior to the Maturity Date.

☐	The Notes may be redeemed at our option prior to the Maturity Date.

Initial Redemption Date:

Initial Redemption Percentage: ____%

Annual Redemption Percentage Reduction:     % until Redemption Percentage is 100% of the Principal Amount.

Repayment:

☒	The Notes may not be repaid prior to the Maturity Date.

☐	The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.

Option Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars, see attached)

Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Exchange Rate Agent: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check ☐

Issue Price: ____%

Form:        ☒  Book-Entry         ☐  Certificated

Plan of Distribution:

Name	Title	Principal Amount of Notes
MUFG Securities Americas Inc.	Bookrunner	$50,000,000
TD Securities (USA) LLC	Bookrunner	$50,000,000

Total		$100,000,000

Other Provisions:

N/A

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, MUFG Securities Americas Inc., or TD Securities (USA) LLC will arrange to send you the prospectus if you request it by contacting MUFG Securities Americas Inc. toll-free at 1-877-649-6848 or TD Securities (USA) LLC, toll-free at 1-855-495-9846.